SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 0-15627

                        Sequent Computer Systems, Inc.
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            (Exact name of registrant as specified in its charter)

                            15450 S.W. Koll Parkway
                         Braverton, Oregon 97006-6063
                                (503) 626-5700
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                  (Address, including zip code, and telephone
            number, including area code, of registrant's principal
                              executive offices)

                           Common Shares
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           (Title of each class of Securities covered by this Form)

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            (Titles of all other classes of securities for which a
          duty to file reports under section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file

Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(i)              [X]
Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(1)(ii)             [ ]
Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(i)              [ ]
Rule 12g-4(a)(2)(ii)      [ ]         Rule 12h-3(b)(2)(ii)             [ ]
                                      Rule 15d-6                       [ ]

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934 Sequent Computer Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 13, 1999                    By:/s/ Robert S. Gregg
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                                                Name:  Robert S. Gregg
                                                Title: Senior Vice President of
                                                       Finance